EXHIBIT 10.24

First Amendment to the

Amended and Restated Employment Agreement

A. The Amended and Restated Employment Agreement made as of June 1, 2003 by TISM, Inc., a Michigan corporation (its successor by merger being Domino’s Pizza, Inc.), Domino’s Inc., a Delaware corporation and Domino’s Pizza LLC, a Michigan limited liability company with David A. Brandon (the “Employment Agreement”) is hereby amended as follows:

1. Effective as of January 1, 2007, and pursuant to Section 13.3 of the Employment Agreement, Section 4.1 of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting the following therefore:

“4.1 Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of $790,000 per year, payable in accordance with the payroll practice of the Company for its executives and subject to increase from time to time by the Board in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

2. Effective as of January 1, 2007, and pursuant to Section 13.3 of the Employment Agreement, Section 4.2 of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting the following therefore:

“4.2. Bonus Compensation. During the Term hereof, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan, as it may be amended from time to time pursuant to the terms thereof (the “Plan,” a current copy of which is attached hereto as Exhibit A) and will be eligible for a bonus award thereunder (the “Bonus”). For purposes of the Plan, (i) the Executive shall be eligible for a Tier I Bonus (as defined in the Plan) and the Executive’s Tier I Specified Percentage (as defined in the Plan) shall be 200% of Base Salary and (ii) the Executive shall not be eligible for a Tier II Bonus (as defined in the Plan). Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus otherwise payable for the applicable fiscal year in accordance with this Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company.”

3. Effective as of January 1, 2007, and pursuant to Section 13.3 of the Employment Agreement, the Employment Agreement is hereby amended by adding a new Exhibit 4.2 thereto in such form as attached as Exhibit A hereto.

B. The Employment Agreement as otherwise amended is in all other respects confirmed.

C. This amendment shall be effective as of the dates provided herein.

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IN WITNESS WHEREOF, this amendment has been duly executed this     day of February, 2007 and is effective as described in Paragraph C hereof.

THE COMPANY:	DOMINO’S PIZZA, INC.

	By:	/s/ Robert M. Rosenberg
	Name:	Robert M. Rosenberg
	Title:	Director

PRINCIPAL SUBSIDIARIES:	DOMINO’S, INC.

	By:	/s/ Robert M. Rosenberg
	Name:	Robert M. Rosenberg
	Title:	Director

DOMINO’S PIZZA LLC

	By:	/s/ L. David Mounts
	Name:	L. David Mounts
	Title:	Executive Vice President and Chief Financial Officer

THE EXECUTIVE:	/s/ David A Brandon
	Name:	David A. Brandon

Exhibit A

Domino’s Pizza Senior Executive Annual Incentive Plan